Exhibit 10.23

SECURED PROMISSORY NOTE

$100,000.00	January 21, 2002

FOR VALUE RECEIVED, the undersigned Joseph Semmer (“Borrower”) hereby promises to pay to the order of Century Maintenance Supply, Inc., a Delaware corporation (“Payee”), the principal sum of ONE HUNDRED THOUSAND DOLLARS ($100,000.00). The principal balance of this Promissory Note shall be payable in full by Borrower on that date which is fifteen (15) months from the date hereof.

Borrower shall pay interest on the unpaid principal balance of this Promissory Note, computed for the actual number of days elapsed on the basis of a 365/366 day year, at a rate per annum equal to two and seventy-five hundredths percent (2.75%), such interest rate being the minimum Federal statutory rate as of the date hereof. Accrued interest from the date hereof shall be due and payable on the stated maturity date, or on such earlier date as the Promissory Note is paid in full.

Payments of principal or interest on this Promissory Note shall be made in legal tender of the United States of America and shall be made at such place as Payee shall have designated to Borrower. If the date set for any payment of principal or interest on this Promissory Note is a Saturday, Sunday or legal holiday, then such payment shall be due on the next succeeding business day.

As of the date hereof, Borrower has purchased certain shares of common stock of the Company, par value $.001 per share (the “Shares”) of the Payee pursuant to the terms of that certain Stock Subscription Agreement (the “Subscription Agreement”) dated January 21, 2002, by and between Payee and Borrower. Payment of this Promissory Note shall be secured by the a pledge of TEN THOUSAND (10,000) of the Shares, as provided in that certain Stock Pledge Agreement of even date herewith by and between Payee and Borrower (the “Pledge Agreement”).

The principal balance of this Promissory Note may be prepaid at any time, in whole or in part, without premium or penalty. Any such prepayment shall first be applied to all accrued and unpaid interest due on the Promissory Note and then to the unpaid balance of the principal amount. In the event of a transfer by Borrower of any or all of the Shares to anyone, Borrower shall immediately pay the principal balance of this Promissory Note in accordance with the provisions of Section 6 of the Pledge Agreement.

In the event Borrower shall (i) fail to make complete payment of principal or interest when due under this Promissory Note; (ii) fail to make the prepayment of principal on this Promissory Note upon a sale of Shares as required by the fourth paragraph hereof; or (iii) breach or default under the the Pledge Agreement, Payee may accelerate this Promissory Note and declare the entire unpaid principal amount of this Promissory Note to be immediately due and payable and, thereupon, the unpaid principal amount shall become and be immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind (all of which are hereby expressly waived by Borrower). The failure of Payee to accelerate this Promissory Note shall not constitute a waiver of any of Payee’s rights under this Promissory Note as long as Borrower’s default under this Promissory Note or breach of or default under the Pledge Agreement continues.

The provisions of this Promissory Note shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of law rules thereof. In the event that Payee is required to take any action to collect or otherwise enforce payment of this Promissory Note, Borrower agrees to pay such reasonable attorneys’ fees, court costs and other expenses as Payee may incur as a result thereof, whether or not suit is commenced.

The terms and provisions of this Promissory Note shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Payee and any assignee or transferee of this Promissory Note. In the event of such transfer or assignment, the rights and privileges conferred upon Payee shall automatically extend to and be vested in such assignee or transferee, all subject to the terms and conditions hereof. Borrower’s obligations, rights or any interest hereunder may not be delegated or assigned without the written consent of Payee.

All notices, requests, demands or other communications under this Promissory Note shall be delivered in accordance with the provisions of Section 13(b) of the Pledge Agreement to the address(es) set forth therein.

IN WITNESS WHEREOF, this Promissory Note has been duly executed and delivered by Borrower on the date first above written.

BORROWER:

/s/ Joseph Semmer

Joseph Semmer

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